Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT dated as of May 4, 2005 (this “Amendment”) to the Credit Agreement dated as of August 20, 2004 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among BLOCKBUSTER INC. (the “Borrower”), the Lenders from time to time parties thereto and JPMORGAN CHASE BANK, N.A., as administrative agent and collateral agent for such Lenders (in such capacity, the “Administrative Agent”).

WHEREAS, the Borrower and the Lenders have agreed, on the terms and subject to the conditions set forth herein, to amend the Credit Agreement as set forth herein.

NOW, THEREFORE, in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not defined herein have the meanings given to them in the Credit Agreement, as amended hereby.

SECTION 2. Amendment to the Credit Agreement. Effective as of the Effective Date (as defined in Section 4), the Credit Agreement is hereby amended as follows:

(a) the definition of “Applicable Margin” in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:

“‘Applicable Margin’ means, for any day (a) with respect to any Tranche B Term Loan, (i) if the Leverage Ratio is less than 2.50 to 1.00, (A) 1.50% per annum, in the case of an ABR Loan, or (B) 2.50% per annum, in the case of a Eurodollar Loan, and (ii) if the Leverage Ratio is greater than or equal to 2.50 to 1.00 (Category 1), (A) 1.75% per annum, in the case of an ABR Loan, or (B) 2.75% per annum, in the case of a Eurodollar Loan, and (b) with respect to any ABR Loan or Eurodollar Loan that is a Revolving Loan or a Tranche A Term Loan the applicable rate per annum set forth below under the caption “Eurodollar Spread” or “ABR Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date.

Leverage Ratio:	Eurodollar Spread	ABR Spread
Category 1 Greater than or equal to 2.50 to 1.00	2.50%	1.50%
Category 2 Greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00	2.25%	1.25%

Category 3 Greater than or equal to 1.50 to 1.00 but less than 2.00 to 1.00	2.00%	1.00%
Category 4 Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	1.75%	0.75%
Category 5 Less than 1.00 to 1.00	1.50%	0.50%

For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower’s fiscal year based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Margin resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements accompanied by the compliance certificate required by Section 5.01(c) indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) from, and including, May 4, 2005, until a change in the Applicable Margin pursuant to this paragraph, (B) at any time that an Event of Default has occurred and is continuing or (C) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.’”

(b) the definition of the term “Consolidated EBITDA” in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:

“‘Consolidated EBITDA’ means the Consolidated Operating Income of the Borrower and the Subsidiaries for such period, plus, without duplication, the sum of:

(a) other income of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to the extent such other income is positive; plus

(b) interest income of the Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; plus

(c) amounts attributable to depreciation and amortization for such period (excluding depreciation and amortization related to the rental inventory of the Borrower and the Subsidiaries), to the extent deducted in determining such operating profit for such period; plus

(d) all Non-Cash Non-Recurring Charges during such period, to the extent deducted in determining such operating profit for such period; plus

(e) all losses associated with asset sales or dispositions of businesses permitted under this Agreement during such period (other than losses on sales of inventory sold in the ordinary course of business and losses on sales of other assets if such losses are less than $1,000,000 individually and less than $10,000,000 in the aggregate during such period), to the extent deducted in determining such operating profit for such period; plus

(f) non-recurring charges incurred during such period in connection with the Split-Off, to the extent deducted in determining such operating profit for such period; plus

(g) non-recurring cash charges incurred during such period in connection with the Borrower’s proposed acquisition of Hollywood Entertainment Corporation, to the extent deducted in determining such operating profit for such period; provided that the cumulative aggregate amount of charges added to Consolidated EBITDA for all periods pursuant to this clause (g) shall not exceed $10,000,000;

(h) non-recurring cash charges incurred during such period in connection with the settlement of the complaint filed on December 31, 2002, by Buena Vista Home Entertainment, Inc. in the United States District Court for the Central District of California to the extent deducted in determining such operating profit for such period; provided that the cumulative aggregate amount of charges added to Consolidated EBITDA for all periods relating to such complaint and settlement shall not exceed $12,000,000; plus

(i) non-recurring one-time cash charges incurred during any fiscal quarter ending in calendar year 2005, including severance costs; provided that the cumulative aggregate amount of charges added to Consolidated EBITDA for all periods pursuant to this clause (i) shall not exceed $15,000,000;

and minus, without duplication:

(i) other income of the Borrower and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP to the extent such other income is negative;

(ii) all Non-Cash Non-Recurring Gains during such period, to the extent included in determining such operating profit for such period;

(iii) all cash expenditures made in such period attributable to non-cash charges (other than non-recurring charges) added back in determining Consolidated EBITDA pursuant to clause (d) above;

(iv) all gains associated with asset sales and dispositions of businesses during such period (other than gains on sales of inventory sold in the ordinary course of business and gains on sales of other assets and businesses if such gains are less than $1,000,000 individually and less than $10,000,000 in the aggregate during such period), to the extent included in determining such operating profit for such period; and

(v) the proportional EBITDA of the interests held by any other Person in entities fully consolidated with the Borrower and the Subsidiaries, as determined in accordance with the terms of this definition.

For purposes of determining Consolidated EBITDA for any period, if the Borrower acquires all or substantially all the Equity Interests or assets of another Person during such period for aggregate consideration in excess of $25,000,000, or sells or transfers any Subsidiary, all or substantially all the assets of a Subsidiary or other assets constituting a business operation during such period for aggregate consideration in excess of $25,000,000, Consolidated EBITDA will be determined on a pro forma basis giving effect to such acquisition or disposition as if it had occurred on the first day of such period.’”

(c) the definition of the term “Fixed Charge Coverage Ratio” in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:

“‘Fixed Charge Coverage Ratio’ means, for any period, the ratio of (a) the sum of (i) Consolidated EBITDA for such period and (ii) Operating Lease Payments for such period to (b) the sum for such period of (i) Consolidated Interest Expense, (ii) Operating Lease Payments, (iii) Capital Lease Principal Payments, and (iv) ordinary course dividends paid during such period by the Borrower to holders of Equity Interests in the Borrower pursuant to Section 6.08(a)(v) or (vi).’

(d) the definition of the term “Information Memorandum” in Section 1.01 of the Credit Agreement is amended to read in its entirety as follows:

“‘Information Memorandum’ means the Confidential Information Memorandum dated July 2004 relating to the Borrower and the Transactions together with the written presentation materials and projections dated April 21, 2005, and the related written projections dated April 20, 2005, in each case delivered in connection with a conference call on April 21, 2005 among the Borrower and the Lenders.’”

(e) Section 6.12 of the Credit Agreement is amended to read in its entirety as follows:

“‘SECTION 6.12. Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio for (a) any period of four consecutive fiscal quarters ending on or prior to March 31, 2005 to be less than 1.35 to 1.00, (b) the period of four consecutive fiscal quarters ending after March 31, 2005 and on or prior to June 30, 2005 to be less than 1.10 to 1.00, (c) the period of four consecutive fiscal quarters ending after June 30, 2005 and on or prior to September 30, 2005 to be less than 1.15 to 1.00, (d) the period of four consecutive fiscal quarters ending after September 30, 2005 and on or prior to December 31, 2005 to be less than 1.25 to 1.00, and (e) any period of four consecutive fiscal quarters ending after December 31, 2005 to be less than 1.35 to 1.00.’”

(f) Section 6.13 of the Credit Agreement is amended to read in its entirety as follows:

“‘SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth opposite such period;

Period	Ratio
Through March 31, 2005	3.25 to 1.00
From April 1, 2005 through June 30, 2005	4.00 to 1.00
From July 1, 2005 through September 30, 2005	3.75 to 1.00
From October 1, 2005 through December 30, 2006	3.25 to 1.00
From December 31, 2006 through December 30, 2007	3.00 to 1.00
From December 31, 2007 through December 30, 2008	2.75 to 1.00
December 31, 2008 and thereafter	2.50 to 1.00’”

SECTION 3. Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof:

(a) no Default or Event of Default has occurred and is continuing; and

(b) all representations and warranties of the Borrower contained in the Credit Agreement are true and correct in all material respects as of the date hereof (except with respect to representations and warranties expressly made only as of an earlier date, which representations were true and correct in all material respects as of such earlier date).

SECTION 4. Effectiveness. This Amendment shall become effective as of the first date on or before May 4, 2005 (the “Effective Date”) on which the Administrative Agent shall have received counterparts hereof duly executed and delivered by the Borrower and the Required Lenders. The Borrower shall pay the Administrative Agent, in immediately available funds, for the account of each Lender that has executed and delivered this Amendment prior to 11:59 p.m., New York City time, on May 4, 2005, a fee equal to 0.075% of the sum of such Lender’s outstanding Term Loans and Revolving Commitment.

SECTION 5. No Other Amendments; Confirmation. Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle any Loan Party to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances. This Amendment shall apply and be effective only with respect to the provisions of the Credit Agreement specifically referred to herein. On and after the Effective Date hereof, any reference to the Credit Agreement contained in the Loan Documents shall mean the Credit Agreement as modified hereby.

SECTION 6. Expenses. The Borrower agrees to reimburse the Administrative Agent for its reasonable out-of-pocket expenses in connection with this Amendment, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent.

SECTION 7. Governing Law; Counterparts. (a) This Amendment and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

(b) This Amendment may be executed by one or more of the parties to this Amendment on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Amendment may be delivered by facsimile transmission of the relevant signature pages hereof.

SECTION 8. Headings. The headings of this Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BLOCKBUSTER INC.,

by	/S/ LARRY J. ZINE
Name: Larry J. Zine Title: Executive Vice President and Chief Financial Officer

JPMORGAN CHASE BANK, N.A. individually and as Administrative Agent,

by	/S/ BARRY BERGMAN
Name: Barry Bergman Title: Managing Director

SIGNATURE PAGE FOR

FIRST AMENDMENT

TO BLOCKBUSTER INC.

CREDIT AGREEMENT

To approve this Amendment:
Institution:	*

By
Name: Title:

*	The Amendment was approved by 99.48% of the Lenders for the Credit Agreement.